FOR IMMEDIATE RELEASE

Contacts:
Avalon Pharmaceuticals, Inc. Gary Lessing Executive Vice President & CFO Tel: (301) 556-9900 Fax: (301) 556-9910 Email: info@avalonrx.com	Noonan Russo Wendy Lau (Media) Tel: (212) 845-4272 The Trout Group LLC Chad Rubin (Investors)

Tel: (212) 477-9007 ext. 47

Avalon Pharmaceuticals Raises $10 Million in Private Placement of Common Stock to
Institutional Investors

Germantown, Md., Jan. 22, 2007 — Avalon Pharmaceuticals, Inc. (NASDAQ and NYSE ArcaEx®: AVRX), a biopharmaceutical company focused on the discovery and development of small molecule therapeutics, today announced that it had signed definitive agreements on January 19, 2007 with institutional investors for the issuance and sale of 3,000,000 shares of its common stock at $3.34 per share, in a direct private placement to those investors. Gross proceeds of the sale are expected to be $10,020,000. Closing will occur on January 23, 2007, subject to customary closing conditions.

The shares offered have not been registered under the federal Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Avalon Pharmaceuticals

Avalon Pharmaceuticals is a biopharmaceutical company focused on the discovery and development of small molecule therapeutics for the treatment of cancer. Avalon seeks to discover and develop novel therapeutics through the use of a comprehensive, innovative and proprietary suite of technologies based upon large-scale gene expression analysis which it calls AvalonRx®. This platform facilitates drug discovery by expanding the range of therapeutic targets for drug intervention, including targets and target pathways frequently considered intractable using conventional HTS approaches, allows more informed decisions about which compounds to advance towards clinical trials, and facilitates drug development through identification of biomarkers of efficacy that can stratify patients or provide early indicators of response. Avalon has a lead product in Phase I clinical development (AVN944 — IMPDH inhibitor), preclinical programs to discover inhibitors for the Beta-catenin and Aurora pathways and drug discovery collaborations with MedImmune, Novartis, ChemDiv and Medarex. Avalon Pharmaceuticals was established in 1999 and is headquartered in Germantown, Md.

Safe Harbor Statement

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, in particular, related to the expected proceeds of, and closing date of, the private placement. Such statements reflect the current views of Avalon management and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, risks and uncertainties The information in this Release should be read in conjunction with the Risk Factors set forth in our 2005 Annual Report on Form 10-K and updates contained in subsequent filings we make with the SEC.

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